SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2005

SurModics, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-23837 (Commission File Number)	41-1356149 (IRS Employer Identification No.)

9924 West 74th Street
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices and Zip Code)

(952) 829-2700
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On January 31, 2005, the Board of Directors of SurModics, Inc. (“the Company”) adopted a new Board Compensation Policy to be effective beginning with the 2005 calendar year. Under the Policy, non-employee directors of the Company will receive an annual retainer of $10,000 and $1,000 for each formal Board meeting attended. Further, each non-employee director who is also a committee member will receive $500 for each formal committee meeting attended, and each committee chair will receive an additional $2,000 in annual retainer fees. For calendar 2005, such retainer and meeting fees will be paid in cash. For calendar 2006 and future years, the Company will consider allowing the director to elect to receive stock options in lieu of the director’s cash retainer and/or meeting fees, subject to such procedures relating thereto as are hereafter established by the Board. In addition to the retainer and meeting fees, each non-employee director will be granted an option for 10,000 shares of the Company’s common stock under the Company’s 2003 Equity Incentive Plan upon his or her first election to the Board, and each non-employee director will be granted annually an option under such Plan for 5,000 shares.

     On January 31, 2005, the shareholders of the Company approved an amendment to the Company’s 2003 Equity Incentive Plan by which the number of shares reserved under the Plan was increased from 600,000 to 2,400,000 shares.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
By /s/ Philip D. Ankeny
Date: February 4, 2005	Name:	Philip D. Ankeny
	Title:	Chief Financial Officer